Exhibit 99.1

FOR IMMEDIATE RELEASE

Innovative Food Holdings Announces Leadership Transition

Bill Bennett Appointed CEO and Director

Sam Klepfish to Remain Chairman of the Board of Directors

BONITA SPRINGS, FL. (February 7, 2023) – Innovative Food Holdings, Inc. (IVFH), a leading specialty food-focused eCommerce platform, today announced that current IVFH CEO Sam Klepfish plans to step down on February 28, 2023 and Bill Bennett, an experienced eCommerce, digital, and grocery leader will join the Company as its new Chief Executive Officer. Additionally, Mr. Bennett will join the Board of Directors. Mr. Klepfish will continue to serve as Chairman of the Board and will be working closely with Mr. Bennett to ensure a smooth and seamless transition.

Mr. Bennett was most recently Vice President of eCommerce for The Kroger Co. In this role, he was responsible for the company’s $10 billion eCommerce business, leading cross-functional partners in marketing, merchandising, product management, supply chain, technology, and analytics to develop and lead a robust eCommerce go-to-market and growth strategy across the enterprise. Mr. Bennett joined Kroger from Walmart where he served for more than seven years in a variety of eCommerce and store leadership roles, including finance, merchandising, strategy, analytics, and product management. Prior to Walmart, he led the pricing strategy team at S.C. Johnson and served in a variety of leadership roles at General Mills. Bill received a bachelor’s degree in Business Management with an emphasis in Finance from Brigham Young University and an MBA from the Fuqua School of Business at Duke University.

Jeff Gramm, Bandera Partners, independent board member of IVFH stated, “Attracting an executive of Bill’s caliber, expertise, and background validates the power and the future of the IVFH platform. We are thrilled about the opportunities to further leverage and grow IVFH under Bill's leadership, vision, and strategic approach. Bill’s passion, energy, and drive to succeed makes me confident that IVFH will thrive under his guidance. We look forward to working with Bill as he focuses on creating significant shareholder value.”

Mr. Gramm concluded, “We appreciate what Sam has done to build and transform IVFH from a small upstart company with under $6 million in revenue to a leading specialty food platform company with over $77 million in twelve month trailing revenues.”

Bill Bennett said “I am thrilled to join IVFH at such an exciting time. The Company’s profitable third quarter results and record third quarter sales reflect accelerating momentum and a strong infrastructure that is well positioned for future growth. Sam is a proven eCommerce executive and thought leader who has built IVFH into a leading direct-to-consumer and direct-to-chef specialty food platform. I am excited to continue building on the foundation he created.”

Mr. Bennett continued, “IVFH’s unique set of assets, supplier relationships, fulfillment capabilities, and eCommerce expertise strongly position its platform for further growth and scale. I believe these capabilities will allow us to lean into our specialty foods marketplace business with broad line distributors, onboard new brands as a full-service third-party logistics provider, and build sustainable DTC businesses with unique customer offerings. With our DTC portfolio of iGourmet.com, Mouth.com, and Plantbelly.com, IVFH has differentiated brands with a unique, on-trend value proposition. The opportunity to lead IVFH is incredibly exciting for me as we work to further grow IVFH’s leadership position unlocking significant value for IVFH shareholders. I look forward to updating shareholders in the coming months on our plan to do so.”

Mr. Klepfish has been at IVFH for 17 years and has been instrumental in the Company’s growth. He joined the Company in 2006 as Interim President and became CEO in 2007. When he joined the Company, IVFH had $6 million in revenue from one revenue stream, 12 employees, and a rented storefront in a Florida strip mall. Under his leadership, he built IVFH into a leading, multichannel, specialty food company with 130 employees. Today, IVFH has powerful B2B and D2C eCommerce platforms and trailing twelve-month revenue of $77 million across diversified revenue streams.

“It has been a great honor to be able to work with our team of talented employees to build and grow IVFH into a leading, multichannel specialty food company with powerful B2B and D2C platforms. As I shift my focus to new entrepreneurial and investment projects, I believe this is the optimal time to transition to a new CEO who can take the Company to the next level by further leveraging the platform we have built,” said Sam Klepfish. “I’m extremely confident the Company is well positioned to achieve significant success under Bill’s leadership. Bill offers a unique and success-driven skillset. He combines an entrepreneurial, high-emotional-IQ management style, with an impressive background and proven track record as an executive at leading and complex consumer companies. On behalf of the Board and leadership team we are excited to welcome Bill to IVFH. I look forward to working with him as he further grows the Company and enhances shareholder value.”

About Innovative Food Holdings, Inc.

IVFH’s leading end-to-end direct-to-consumer e-commerce platform and direct-to-chef platform connect the world’s best artisan food makers with top chefs and epicurean consumers nationwide. Our unique ability to reach both specialty foodservice B2B customers and consumers positions IVFH as a compelling resource for artisanal food producers, CPG brands, chefs, and consumers. IVFH’s owned online retailer brands on its leading DTC e-commerce platform include www.igourmet.com and www.mouth.com.

Additional information is available at www.ivfh.com.

Forward-Looking Statements

This release contains certain forward-looking statements and information relating to Innovative Food Holdings, Inc. (the “Company”) that are based on the current beliefs of the Company’s management, as well as assumptions made by, and information currently available to, the Company. Such statements reflect the current views of the Company with respect to future events and are subject to certain assumptions, including those described in this release. Should one or more of these underlying assumptions prove incorrect, actual results may vary materially from those described herein as “should,” “could,” “will,” “anticipate,” “believe,” “intend,” “plan,” “might,” “potentially” “targeting” or “expect.” Additional factors that could also cause actual results to differ materially relate to the global COVID-19 crisis, international crisis, environmental and economic issues and other risk factors described in our public filings. The Company does not intend to update these forward-looking statements. The content of the websites referenced above are not incorporated herein.

Investor and Media Contact:
Andrew M. Berger
Managing Director
SM Berger & Company, Inc.
(216) 464-6400